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                                                            EXHIBIT 99.1


Datastream(R)
   >www.datastream.net                                    NEWS

CONTACT:
Nell Hinchey
Datastream Systems, Inc.
1-864-422-7682

                 DATASTREAM ANNOUNCES STOCK REPURCHASE PROGRAM

GREENVILLE, SC (February 26, 2001) - Datastream Systems, Inc. (Nasdaq: DSTM) today announced that its board of directors has authorized the repurchase from time to time of up to 500,000 shares of its outstanding common stock over a period ending no later than August 26, 2001. The purchases may be made in the open market or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. The repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes, including the grant of stock options. Datastream had approximately 21 million shares of common stock outstanding as of Tuesday, February 20, 2001.

Datastream Systems, Inc. (Nasdaq:DSTM) helps more than 60,000 customers in 129 countries maximize the profitability of capital assets throughout their lifecycle: from buying and tracking through maintaining and selling. Founded in 1986, Datastream now counts more than 75 percent of the Fortune 50 and more than 60 percent of the Fortune 500 among its user base. Through the Datastream network, the company offers configured applications, services and alliances for its customers to intelligently manage their capital assets.

Datastream's family of enterprise asset management products addresses the highly-specific needs of plants and facilities for effectively cataloging and tracking the status of capital assets. The iProcure(TM) marketplace helps companies to reduce MRO spend through the automated procurement of industrial parts and supplies. Through leading industry alliances, Datastream provides services for automating the purchase and disposal of capital assets. For more information, please visit www.datastream.net.
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Statements made in this press release other than those containing historical information should be considered forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Potential risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 1999, including the "Risk Factors" section of such report.

                            DATASTREAM SYSTEMS, INC.
50 Datastream Plaza      Greenville, South Carolina 29605    Fax 1-864-422-5000
                                1-864-422-5001